Exhibit (j)

FREMONT                                              FREMONT INVESTMENT ADVISORS

August 16, 2002

PricewaterhouseCoopers LLP
333 Market Street
San Francisco, California 94105

In connection with your audits of the financial statements and financial highlights (hereinafter collectively referred to as the "financial statements") of Fremont Mutual Funds, Inc. (the "Fund") as of October 3 1,200 1 and for the year then ended, for the purpose of expressing an opinion as to whether such financial statements present fairly, in all material respects, the financial position, results of operations, changes in net assets and financial highlights of the Fund in conformity with generally accepted accounting principles, you were previously provided with a representation letter under date of December 14,2001. No information has come to our attention that would cause us to believe that any of those previous representations should be modified. In addition, we have not become aware of any litigation or claims against the Funds since the date of your opinion.

To the best of our knowledge and belief, no events have occurred subsequent to October 3 1 , 2001 and through the date of this letter that would require adjustment to or disclosure in the aforementioned financial statements.

/s/ Jack Gee
-----------------------------------------
Jack Gee
Senior Vice President and Chief Financial
Officer

/s/ Raymund Santiago
-----------------------------------------
Raymund Santiago
Manager, Fund Administration


             333 Market Street, Suite 2600 San Francisco, CA 94105
                      Phone 415 284-8989 Fax 415 284-8123